SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                  FORM 8-A12G/A




                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              Intermet Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                Georgia                                     58-1563873
----------------------------------------           ----------------------------
(State of incorporation or organization)                   (IRS Employer
                                                       Identification No.)


       1450 West Long Lake Road
            Troy, Michigan                                   48098
----------------------------------------           ----------------------------
(Address of principal executive offices)                  (Zip Code)



Securities registered pursuant to Section 12(b) of the Act:


Title of each class                         Name of each exchange on which
to be so registered                         each class is to be registered
-------------------                         ------------------------------

   None                                                  None

Securities to be registered pursuant to Section 12(g) of the Act:


                    Preferred Share Purchase Rights
--------------------------------------------------------------------------------
                       (Title of Class)

Item 1.  Description of Registrant's Securities to be
         Registered.

         On October 6, 1995, the Board of Directors of Intermet Corporation, a Georgia corporation (the "Company"), pursuant to a Shareholder Protection Rights Agreement, dated as of October 6, 1995 (the "Rights Agreement"), declared a dividend of one preferred share purchase right (a "Right") for each share of common stock, par value $0.10 per share, of the Company held of record at the close of business on October 17, 1995, or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement). The terms of the Rights were summarized in a Form 8-A registering the Rights filed with the Securities and Exchange Commission on October 11, 1995. Defined terms used herein have the meaning set forth in the Rights Agreement. On October 17, 1997, the Company amended the Rights Agreement to provide that certain institutional investors who own in excess of 10% but less than 15% are not Acquiring Persons.

         The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise) is incorporated by reference as an exhibit hereto and the October 17, 1997 amendment is filed herewith as an exhibit. The Rights Agreement and the October 17, 1997 amendment are incorporated into this description of the Rights by reference and the foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement and the October 17, 1997 amendment.

Item 2.  Exhibits.

Exhibit No.             Description
----------              ------------

    1 Rights Agreement (incorporated by reference to this Registration Statement, filed on October 11, 1995).

    2 Form of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to this Registration Statement, filed on October 11, 1995).

    3 Designation of Series A Preferred Stock, included in Exhibit B to the Restated Rights Agreement (incorporated by reference to this Registration Statement, filed on October 11,
                        1995).

    4 Amendment No. 1 to the Rights Agreement, dated October 17, 1997.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      INTERMET CORPORATION



                                      By /s/ Doretha J. Christoph
                                        ---------------------------------------
                                        Name:  Doretha J. Christoph
                                        Title: Vice President - Finance




Date: October 20, 1997

                                  EXHIBIT INDEX


Exhibit No.                      Description
-----------                      ------------

    (1)           Shareholder Protection Rights Agreement,                 *
                  dated as of October 6, 1995 (the "Rights
                  Agreement"), between Intermet Corporation and Trust Company Bank, as Rights Agent.


    (2)           Form of Rights Certificate and of Election               *
                  to Exercise, included in Exhibit A to
                  the Rights Agreement.


    (3)           Articles of Amendment Concerning Participating           *
                  Preferred Stock of the Company, included in Exhibit B to the Rights Agreement.

    (4) Amendment No. 1 to the Rights Agreement, dated October 17, 1997.



* Incorporated by reference to the Registration Statement on Form 8-A dated October 11, 1995.